EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

         AGREEMENT dated August 29, 2001 between Kirlin Holding Corp., a Delaware corporation having its principal office at 6901 Jericho Turnpike, Syosset, New York 11791 ("Corporation"), and David O. Lindner, residing at the address indicated on the signature page hereof ("Executive").

                                    RECITALS
                                    --------

                  The Corporation wishes to employ Executive, and Executive wishes to accept such employment, all upon the terms and conditions herein contained.

                  IT IS AGREED:


1.       Employment, Duties and Acceptance.
         ---------------------------------

         1.1 General. Corporation hereby employs Executive in an executive capacity to serve as Chairman of the Board and Chief Executive Officer of the Corporation and as Co-Chief Executive Officer of the Corporation's wholly-owned subsidiary, Kirlin Securities, Inc. ("Kirlin"), with such executive duties for the Corporation and Kirlin as appertain to such offices and such additional duties and authority as may be reasonably assigned to Executive by the Boards of Directors of the Corporation or Kirlin from time to time, provided that the nature of such duties and authority shall be consistent with the executive status of Executive. Executive also agrees to serve in an executive capacity for such other subsidiaries of the Corporation as may be designated by the Board of Directors of the Corporation from time to time. Executive hereby accepts such employment.

         1.2 Full-Time Position. Subject to Executive's right under Section 3 to convert his full-time employment with the Corporation into a part-time consultancy, Executive agrees to devote his full and exclusive time, energies and attention to the business and affairs of the Corporation and its subsidiaries in the performance of his duties hereunder. Subject to Executive's rights under Section 3, Executive will not, without the prior written consent of the Corporation, during the term of this Agreement, be engaged in any other activity whether or not pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from making and supervising personal investments, provided that (i) he will not be required to render any services to the companies in which such investments are made; (ii) such investment will not cause a breach of Section 5 hereof; and (iii) such investment will not interfere with the performance of Executive's duties hereunder.

         1.3 Travel. Executive will be based in the Corporation's principal executive offices on Long Island and will undertake such occasional travel as is reasonably necessary in the interests of the Corporation.

         1.4 Position with the Board. During the term of this Agreement, Executive shall be entitled to, and the Corporation shall cause Executive to, be nominated as a member of the Board of Directors of the Corporation and Kirlin.

2.       Compensation and Benefits.
         -------------------------

         2.1 Salary. As full compensation during the term of this Agreement for all Executive's services to be rendered to the Corporation and its subsidiaries, the Corporation agrees to pay, or cause to be paid by one or more of its subsidiaries, to Executive, in the manner hereinafter provided, (i) base salary (hereinafter "Base Salary") at the rate of $375,000 per annum, payable in periodic installments in accordance with the Corporation's normal payroll procedures, plus .0075% of the Corporation's consolidated quarterly revenue, payable within 50 days of the end of each fiscal quarter, and (ii) the additional compensation hereinafter set forth in this Section 2. The Base Salary paid in any fiscal year shall be subject to adjustment in the event the year-end



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audit conducted by the Corporation's independent auditors for such fiscal year results in an adjustment to the consolidated quarterly revenue numbers used to calculate the variable portion of such Base Salary. In no event shall the Base Salary for any fiscal year exceed $1,000,000. The rate of the fixed portion of Executive's Base Salary (initially $375,000 per annum) will be increased effective on September 1 of each year (commencing on September 1, 2002) to reflect the percentage increase, if any, in the Consumer Price Index for the New York Metropolitan Region during the twelve-month period ending on June 30 immediately preceding such adjustment date.

         2.2 Discretionary Bonus. In addition to Base Salary, Executive shall be entitled to receive bonus payments in the discretion of the Board of Directors.

         2.3   Brokerage Commissions; Investment Banking Compensation.

               (i) Executive will be entitled to receive an equal share of the brokerage commissions from customer accounts for which the Executive or Anthony J. Kirincic, who is also being employed as Co-Chief Executive Officer of Kirlin, is the designated account representative (which commissions shall be computed at a 60% cash payout rate), less customary charges in accordance with the Corporation's general policies in effect from time to time, and payable in accordance with Kirlin's normal payroll procedures. Executive hereby acknowledges that Mr. Kirincic and the Corporation are concurrently entering into an employment agreement containing this sharing arrangement and Executive agrees that also long as Mr. Kirincic is employed by the Corporation he shall be entitled to an equal share of such commissions which, but for this sharing arrangement, would be payable solely to Executive for accounts for which he is the designated representative, and his agreement to share in such commissions shall be for Mr. Kirincic's benefits.

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               (ii)  Executive will be entitled to receive additional
                     compensation in connection with Executive's investment banking activities in accordance with the Corporation's standard investment banking compensation formula ("Investment Banking
                     Compensation").

         2.4 Stock Options. On the first business day immediately following the end of each fiscal quarter, commencing as of the quarter ended September 30, 2001, Executive shall receive ten-year options to purchase that number of shares of the Corporation's common stock equal to 0.25% of the shares of common stock of the Corporation outstanding as of the end of such fiscal quarter ("Quarterly Options"). The Quarterly Options shall be issued under one or more of the Corporation's stock option plans and shall have an exercise price equal to the last sale price of a share of common stock of the Corporation as reported on each of the last 20 consecutive trading days during most recently completed fiscal quarter. If Executive's employment (other than a termination for "cause" by the Corporation) terminates as of the last day of a fiscal quarter, Executive shall receive, on the last day of his employment, the options he would otherwise have received on the next following business day if he had remained employed by the Corporation. All Quarterly Options so granted shall vest and become exercisable immediately upon grant and shall be evidenced by a Stock Option Agreement in the form annexed hereto as Exhibit A.

         2.5 Benefits. Executive will be entitled to participate in all welfare and fringe benefit plans as are customarily afforded to all executives or other employees in accordance with the terms of such plans and arrangements.

         2.6 Vacation. Executive will be entitled to five weeks of paid vacation in each calendar year to be taken at times mutually convenient to the Corporation and Executive.

         2.7 Expenses. The Corporation will reimburse Executive in accordance with its regular policies and practices for business expenses reasonably incurred by Executive in connection with the performance of Executive's duties

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under this Agreement, subject to Executive's presentation of appropriate documentation of such expenses.

         2.8 Automobile. Executive shall maintain a suitable automobile for business use. The Corporation shall reimburse Executive for the costs of leasing such automobile and for all other reasonable costs associated with the use of the automobile, including insurance, maintenance and repair and fuel costs.

         2.9 Directors and Officers Insurance Coverage. The Corporation shall cause the Executive to be covered under all directors and officers liability insurance policies maintained by Parent, which policy or policies shall provide a minimum coverage of $3,000,000.

         2.10 Accounting Services. The Corporation shall provide Executive with a $2,500 annual expense allowance to pay for accounting and tax planning services for Executive and his immediate family, which allowance shall accumulate each year if unused and may be drawn upon by Executive for up to six months following the termination of employment (other than a terminations for "cause" by the Corporation).

         2.11 Life Insurance. The Corporation shall provide Executive with an annual expense allowance of up to $10,000 to pay for premiums for insuring the life of Executive for the benefit of Executive or his designees with a death benefit of up to $3,000,000.

         2.12 Housing. If Executive's duties are such as to require him to work in the City of New York for more than two days per week, The Corporation shall arrange for appropriate housing at a cost of up to $4,000 per month.

         2.13 Proration. The items provided for in Sections 2.6, 2.10 and 2.11 shall be prorated for partial years.

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3.       Term; Conversion to Consultancy. The term of this Agreement shall commence as of September 1, 2001 ("Commencement Date") and shall continue for a period of seven years (i.e., August 31, 2008), unless sooner terminated as herein provided. Notwithstanding anything to the contrary, Executive shall be entitled to terminate his employment or convert his employment to a consultancy at any time in his sole discretion upon at least six months' prior written notice to the Corporation. Upon a conversion to a consultancy, (i) Executive shall be required to devote only 50% of his business time to the affairs of the Corporation, (ii) Executive, as a consultant to the Corporation, shall have such duties and responsibilities to the Corporation as is reasonably determined by the Board of Directors of the Corporation, (iii) Executive shall receive only 50% of the compensation provided by Sections 2.1 and 2.4, (iv) Executive shall be entitled to continued participation in the Investment Banking Pool at the discretion of the Board of Directors, (v) Executive shall be entitled to continue to receive all other benefits and shall continue to have all other obligations provided under this Agreement.

4.       Termination and Payment.
         -----------------------

         4.1 Death. If Executive shall die during the term of this Agreement, this Agreement shall thereupon terminate, except that the Corporation will pay to Executive's estate Executive's Base Salary through the last day of the month during which Executive shall have died and all brokerage commissions earned by Executive under Section 2.3 through the date of death.

         4.2 Disability. The Corporation, by notice to Executive, may immediately terminate this Agreement if Executive shall become disabled, or shall fail because of illness or incapacity, to render services of the character contemplated by this Agreement for 120 consecutive days (or an aggregate of 180 days) during any one-year period. Notwithstanding such termination, the Corporation will pay to Executive his Base Salary through the last day of the month during which such notice shall have been given and brokerage commissions earned by Executive under Section 2.3 through the date of termination.

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         4.3   For Cause. The Corporation, by notice to Executive, may
immediately terminate this Agreement "for cause" for any of the reasons enumerated below in this Section 4.3 (provided, however, in the event of termination for a reason specified in clause (i)(B) below, such termination shall be effective only after Executive has been given written notice setting forth in reasonable detail the acts, omissions or failures of the Executive and a specified reasonable period of time in which to cure all of such acts, omissions or failures (if capable of being cured), and such shall not have been cured within such reasonable period) and upon such termination (i) Executive shall be released from any duties hereunder except as set forth in Section 5 hereof; and (ii) the Corporation will pay to Executive his Base Salary through the date of termination:

               (i) If Executive (A) willfully refuses or fails to carry out specific legal directions of the Board of Directors, or (B) willfully refuses or fails to perform a material part of his duties hereunder;

               (ii) If Executive commits a breach of any of the provisions of Section 5 hereof or breaches the representations and warranties set forth in Section 6 hereof;

               (iii) If Executive commits an act involving any misappropriation or embezzlement involving the properties, assets or funds of the Corporation or its subsidiaries or affiliates; or

               (iv) If Executive committed an act (or the failure thereof) which involves intentional wrongdoing or gross negligence relating to the Corporation or its subsidiaries or affiliates.

         The inability of Executive to continue to be associated with a member of the NASD, such as Kirlin or another broker-dealer subsidiary of the Corporation, as a result of a regulatory bar or suspension shall not in and of

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itself by grounds for a termination for "cause" by the Corporation under Section
4.3(i) or otherwise unless the basis for such bar or suspension involves an act or omission specified in Sections 4.3(iii) or (iv).

         4.4 For "Good Reason." The Executive, by notice to the Corporation, may terminate this Agreement if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (a) a material adverse change in the nature of Executive's title, duties or responsibilities with the Corporation that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Corporation; (c) a failure by the Corporation to make any payment to Executive when due, unless the payment is not material and is being contested by the Corporation, in good faith; (d) a liquidation, bankruptcy or receivership of the Corporation; or (e) if Executive is at any time not a member of the Board of Directors, unless he voluntarily resigns therefrom. Notwithstanding the foregoing, Good Reason shall not be deemed to exist with respect to the Corporation's acts described in clauses (a),
(b) or (c) above, unless Executive shall have given written notice to the Corporation specifying the Good Reason with reasonable detail and, within twenty business days after such notice, the Corporation shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

         4.5 In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of Section 4.4, or the Corporation terminates this Agreement without "Cause," as defined in Section 4.3, the Corporation shall continue to pay to Executive (or in the case of his death, the legal representative of Executive's estate or such other person or persons as Executive shall have designated by written notice to the Corporation), all payments, compensation and benefits required under Section 2 hereof through the

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then remaining term of this Agreement. If Executive's employment is terminated for Good Reason or without "Cause," Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Section, and any compensation paid or payable to Executive from sources other than the Corporation will not offset or terminate the Corporation's obligation to pay to Executive the full amounts pursuant to this Section 4.5.

5.       Protection of Confidential Information.
         --------------------------------------

         5.1 Nondisclosure of Confidential Information. Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Corporation or any of its affiliates with regard to the operational, financial, business or other affairs of the Corporation or its subsidiaries or affiliates, or its or their officers and directors, including, without limitation, trade "know how," secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) in the course of performing his duties hereunder, (ii) with the Corporation's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that Executive is required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than two business days after learning of such subpoena, court order, or other government process, will notify, by personal delivery or by facsimile, confirmed by express mail, the Corporation and, at the Corporation's expense, Executive will: (a) take all necessary steps reasonably requested by the Corporation to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Corporation to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

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         5.2   Termination of Employment. Upon termination of this Agreement, or at any time the Corporation may so request, Executive will promptly deliver to Corporation all memoranda, notes, records, reports, customer lists, manuals, drawings and other documents (and all copies thereof) relating to the business of the Corporation and its subsidiaries and affiliates and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive may retain copies of documents containing information that relates solely to those customers that Executive is permitted to solicit within the first year following the termination of his employment as provided in Section 5.3.

         5.3 Nonsolicitation. During the term of this Agreement and for a period of one year thereafter, Executive shall not, without the prior written permission of the Corporation, in the United States, its territories and possessions, directly or indirectly, (i) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by Corporation or any of its subsidiaries and affiliates at any time within 90 days prior to the later of the termination of Executive's employment or consultancy hereunder; or (ii) solicit, interfere with, or endeavor to entice away from the Corporation or any of its subsidiaries or affiliates any of its or their customers or sources of supply, other than those customers of any of the broker-dealer subsidiaries of the Corporation for which the Executive was the designated account representative; provided, however, that Executive shall not solicit, interfere with, or endeavor to entice away from such broker-dealer subsidiary any customers for which Executive was the designated account representative if such was obtained through such broker-dealer's customer lead program.

         5.4 Injunctive Relief. The parties hereto hereby acknowledge and agree that (i) the Corporation would be irreparably injured in the event of a breach by Executive of any of his obligations under Section 5 hereof, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Corporation shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach or threatened breach. It is hereby also agreed that the existence of any claims which Executive may have against the Corporation or any of it subsidiaries, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the Corporation of any of its rights under this Section 5 hereof. In the event of a breach, the Corporation may also require Executive to account for and pay over

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to Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting such breach.

         5.5 Scope of Restriction. It is the intent of the parties hereto that the covenants contained in Section 5 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of Executive). Accordingly, it is hereby agreed that if any of the provisions of Section 5 hereof shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

         5.6   Nonexclusivity. The undertakings of Executive contained in
Section 5 hereof shall be in addition to, and not in lieu of, any obligations which he may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise.

6. Executive's Representations. Executive represents and warrants that Executive has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Executive from performing Executive's duties and obligations hereunder, nor is Executive subject to any post-employment restriction pursuant to a contractual arrangement or otherwise. Executive acknowledges that the Corporation's willingness to employ Executive is based upon the accuracy of the foregoing representation and warranties. Executive agrees that he will indemnify

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the Corporation against all costs and expenses, including reasonable attorney's fees, incurred in the defense of any claims that would constitute a breach of
Section 6 brought against the Corporation.

7.       Miscellaneous Provisions.
         ------------------------

         7.1 Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered if delivered personally or by nationally recognized overnight courier, or four days after deposit with the United States Post Office if mailed by postage prepaid registered or certified mail, return receipt requested, addressed to the Corporation at its principal executive office and to the Executive at his then current residence address as indicated in the records of the Corporation.

         7.2 Entire Agreement. This Agreement, together with the Stock Option Agreements referred to in Section 2.4, set forth the entire agreement of the parties with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver of change is sought to be enforced. The failure of any party to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.

         7.3 Governing Law. All questions with respect to the construction or interpretation of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the internal law of the State of New York without regard to principles of conflicts of law.

         7.4 Headings. The article headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision of this Agreement.

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         7.5   Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Corporation. This Agreement shall not be assignable by Executive and shall inure to the benefit of and be binding upon Executive and his legal representatives.

         7.6 Severability. If any provision or if any part of any provisions of this Agreement is found to be unenforceable, illegal or contrary to public policy by a court of competent jurisdiction, the parties agree that this Agreement shall remain in full force and effect except for such provision or part of any such provision held to be unenforceable.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



KIRLIN HOLDING CORP.


    /s/ Barry Shapiro                       /s/ David O. Lindner
By_______________________________           ____________________________________
      Barry Shapiro                         DAVID O. LINDNER
      Chief Financial Officer

                                            Residence Address of Executive

                                            3390 Jason Court
                                            Bellmore, NY  11710



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